Exhibit 2.5

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of September 12, 2018, by and among Questica Inc. (“Questica”), a corporation incorporated under the laws of Ontario, Canada, Questica USCDN Inc., a corporation incorporated under the laws of Ontario, Canada (“Questica USCDN”), GTY Technology Holdings Inc., a Cayman Islands exempted company(“GTY”), 1176368 B.C. Ltd., a company incorporated under the Business Corporations Act (British Columbia) (“Exchangeco”), and each of SHOCKT Inc., Dennis Parass, Fernbrook Homes (Hi-Tech) Limited, Allan Booth, and Ross Soft Inc. (collectively, the “Questica Holders”) and Craig Ross, in his capacity as the Questica Holders’ Representative, is effective as of October 31, 2018. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

R E C I T A L S

WHEREAS, Questica, Questica USCDN, GTY, Exchangeco, the Questica Holders and Craig Ross are Parties to the Purchase Agreement; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                     Amendment of Article 7 of the Purchase Agreement.

(a)                     Section 7.1(d) is hereby amended and restated in its entirety to read:

“(i) the GTY Stock Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement, and (ii) GTY shall have delivered to the Questica Holders evidence that, immediately after the Closing (and following any GTY Stock Redemption), GTY will have no less than the Necessary Cash Amount in the Trust Account and/or available from Alternative Financing Sources; and”

(b)                     Section 7.3(a) is hereby amended and restated in its entirety to read:

“each of the representations and warranties of GTY and Exchangeco contained in ARTICLE 4 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) in all material respects as of the Closing Date, except for the Fundamental Representations, which must be true and correct in all respects as of the Closing Date, in each case as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date, and except to extent arising from the entry into or consummation of an agreement with an Alternative Financing Source);”

2.                     Amendment of Article 9 of the Purchase Agreement.

(a)                     Section 9.1(f) is hereby amended and restated in its entirety to read:

“by the Companies or the Questica Holders, (i) if GTY or Exchangeco breaches any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of GTY or Exchangeco becomes untrue (except to extent such breach or failure to be true arises from the entry into or consummation of an agreement with an Alternative Financing Source), in either case, such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by Questica Holders’ Representative to the breaching Party; provided, that no Questica Holder or Company Party is in material breach of its obligations under this Agreement; (ii) if there has been a Material Adverse Effect with respect to any GTY Party; or”

(b)                     Section 9.1(g) is hereby amended and restated in its entirety to read:

“from and after January 18, 2019, by GTY, the Companies or the Questica Holders, if following the GTY Stockholder Redemptions the aggregate amount of cash or cash equivalents in the Trust Account and/or available from Alternative Financing Sources would be less than the Necessary Cash Amount.”

3.                     Amendment of Article 10 of the Purchase Agreement. Article 10 is hereby amended by adding the following definition in alphabetical order to such Article:

“Alternative Financing Sources” means any source of immediately available funds which will be made available to GTY at the Closing, including through the issuance of debt or equity securities by GTY pursuant to definitive agreements (collectively, the “Financing Definitive Agreements”) entered into on or before January 18, 2019 and not at any time after such date terminated in accordance with their respective terms and conditions, excluding any such source(s) if GTY’s obtaining such funds or otherwise performing its obligations pursuant to the Financing Definitive Agreements relating to such source(s), singly or in the aggregate, has or would reasonably be expected to have a material adverse effect on the trading price of shares of common stock of GTY or on the creditworthiness of GTY and its Subsidiaries taken as a whole.”

4.                    Miscellaneous.

(a)                     From and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Purchase Agreement as amended hereby.

(b)                     Except as specifically set forth above, the Purchase Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c)                     This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

(d)                     Sections 11.7 through 11.17 of the Purchase Agreement apply to this Amendment mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President & CFO

1176368 B.C. LTD.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President & CFO

QUESTICA INC.

By:	/s/ TJ Parass
Name: TJ Parass
Title: President and CEO

QUESTICA USCDN INC.

By:	/s/ TJ Parass
Name: TJ Parass
Title: President and CEO

CRAIG ROSS, as Questica Holders’ Representative

By:	/s/ Craig Ross
Name: Craig Ross
Title: Chief Revenue Officer

QUESTICA HOLDERS:

SHOCKT INC.

By:	/s/ TJ Parass
Name: TJ Parass
Title: President and CEO

/s/ Dennis Parass
Dennis Parass

FERNBROOK HOMES (HI-TECH) LIMITED

By:	/s/ Howard Steinberg
Name: Howard Steinberg
Title: Authorized Signing Officer

/s/ Allan Booth
Allan Booth

ROSS SOFT INC.

By:	/s/ Craig Ross
Name: Craig Ross
Title: President